EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces Second Quarter 2003 Results

Company Reports 108% Year-Over-Year EBITDA Growth

BETHESDA, MD July 22, 2003 –CoStar Group, Inc. (Nasdaq: CSGP) revenues increased 18.6% and EBITDA (earnings before interest, taxes, depreciation and amortization) increased 108% in the second quarter of 2003 over the second quarter of 2002, the Company announced today. In addition, cash balances grew by $5.3 million during the second quarter of 2003 over the first quarter of 2003.

Year 2002-2003 Quarterly Results
($’s in millions, except per share data)

	2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$19.1	$19.5	$20.1	$20.7	$22.6	$23.2
EBITDA	1.3	1.4	1.6	2.0	2.4	2.9
Pro forma net income	0.2	0.3	0.4	0.8	1.0	1.4
Pro forma net income per share	0.01	0.02	0.03	0.05	0.06	0.09
Net income (loss)	(1.6)	(1.3)	(1.1)	(0.8)	(0.8)	(0.4)
Net income (loss) per share	(0.10)	(0.08)	(0.07)	(0.05)	(0.05)	(0.02)
Weighted average common shares	15.7	15.7	15.8	15.8	15.8	15.9

CoStar Group, based in Bethesda, MD, is the leading provider of information services to the commercial real estate industry in the United States and the United Kingdom.

Revenues for the second quarter of 2003 were $23.2 million, an increase of 18.6% compared to the second quarter of 2002. In addition, revenues increased sequentially by 2.7% for the second quarter of 2003 over the first quarter of 2003. CoStar has reported revenue increases in 20 consecutive quarters since its IPO.

“Our subscription-based model has produced consistent quarterly increases in revenues, which have translated into consistent earnings growth,” stated CoStar President & CEO Andrew C. Florance. “The investments we have made in developing our products and our infrastructure are now paying off with strong EBITDA and cash flow.”

For the quarter ended June 30, 2003, pro forma net income, which excludes only purchase amortization, improved to $1.4 million or $0.09 per share versus pro forma net income of $256,000 or $0.02 per share for the same quarter in 2002. EBITDA increased to $2.9 million for the second quarter of 2003 compared to EBITDA of $1.4 million in the second quarter of 2002. The Company’s GAAP-basis net loss for the second quarter of 2003 narrowed to ($367,000) or $(0.02) per share, compared to a net loss of $(1.3) million or $(0.08) per share for the second quarter of 2002.

As of June 30, 2003, the Company had $31.6 million in cash, cash equivalents, and short-term investments, an increase of $5.3 million or 20% compared to March 31, 2003. This substantial increase resulted from strong operating cash flows and proceeds of approximately $2.2 million from stock option exercises for approximately 122,000 shares of common stock. In addition, the Company continues to have no long-term debt.

“The new product platform we released in December 2002 has been very well received,” Florance added. “Usage of CoStar Property 8.0, our flagship leasing and analysis product, increased 79% in the second quarter of 2003 from an average of approximately 1.4 million weekly page views at the end of March 2003 to an average of approximately 2.5 million weekly page views at the end of June 2003. We believe that our new generation of products, together with our strong balance sheet and experienced team, positions us very well for continued growth.”

“For the third quarter of 2003, we expect overall sequential quarterly revenue growth of approximately 2.5% to 3.0% over the second quarter of 2003, and pro forma net income of approximately $0.12 per share,” said Frank Carchedi, CoStar’s Chief Financial Officer. “Adjusting these pro forma amounts for purchase amortization, which we anticipate will be consistent with the charges for the second quarter of 2003, we expect to have GAAP-basis net income of approximately $0.01 per share in the third quarter of 2003.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Revenues	$23,174	$19,539	$45,727	$38,600

Cost of revenues	7,716	6,937	15,319	14,033

Gross margin	15,458	12,602	30,408	24,567

Operating expenses:
Selling and marketing	6,397	5,565	12,966	11,234
Software development	1,702	1,385	3,402	2,782
General and administrative	6,669	6,235	13,158	12,102
Purchase amortization	1,113	898	2,225	1,791

	15,881	14,083	31,751	27,909

Loss from operations	(423)	(1,481)	(1,343)	(3,342)

Other income, net	56	214	133	453

Net loss	$(367)	$(1,267)	$(1,210)	$(2,889)

Net loss per share	$(0.02)	$(0.08)	$(0.08)	$(0.18)

Pro forma net income	$1,450	$256	$2,422	$481

Pro forma net income per share	$0.09	$0.02	$0.15	$0.03

Weighted average common shares	15,856	15,742	15,835	15,730

Reconciliation of Non-GAAP Financial Measures with Net Loss

Net loss	$(367)	$(1,267)	$(1,210)	$(2,889)
Purchase amortization in cost of revenues	704	625	1,407	1,579
Purchase amortization in operating expenses	1,113	898	2,225	1,791

Pro forma net income	$1,450	$256	$2,422	$481

Pro forma net income	$1,450	$256	$2,422	$481
Depreciation and other amortization	1,464	1,329	2,920	2,680
Interest income, net	(56)	(214)	(134)	(453)

EBITDA	$2,858	$1,371	$5,208	$2,708

Costar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	March 31,	December 31,
	2003	2003	2002

	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,507	$24,910	$25,546
Short-term investments	1,094	1,405	1,598
Cash held for acquisition	0	0	16,386
Accounts receivable, net	5,859	7,123	6,786
Prepaid and other current assets	1,579	1,723	1,567

Total current assets	39,039	35,161	51,883

Property and equipment, net	10,087	10,689	11,048
Intangible and other assets, net	71,574	72,755	55,704
Deposits	290	280	272

Total assets	$120,990	$118,885	$118,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,884	$9,050	$10,124
Deferred revenue	5,094	6,505	4,766

Total current liabilities	14,978	15,555	14,890

Stockholders’ equity	106,012	103,330	104,017

Total liabilities and stockholders’ equity	$120,990	$118,885	$118,907

Reconciliation of Non-GAAP Financial Measures with 2002-2003 Quarterly Results

	2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2

Net loss	$(1.6)	$(1.3)	$(1.1)	$(0.8)	$(0.8)	$(0.4)
Purchase amortization	1.8	1.6	1.5	1.6	1.8	1.8

Pro forma net income	$0.2	$0.3	$0.4	$0.8	$1.0	$1.4

Pro forma net income	$0.2	$0.3	$0.4	$0.8	$1.0	$1.4
Depreciation and other amortization	1.3	1.3	1.3	1.3	1.5	1.6
Interest income, net	(0.2)	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)

EBITDA	$1.3	$1.4	$1.6	$2.0	$2.4	$2.9

Management will conduct a conference call to discuss earnings results for the quarter ended June 30, 2003 and financial outlook for 2003 at 11:00 am ET, Wednesday, July 23, 2003. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on August 1, 2003. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 1429694. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of products offers customers access via the Internet to the most comprehensive, verified database of commercial real estate information on 50 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 800 employees in 34 offices throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the quarter ended March 31, 2003, under the heading “Risk Factors”. In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s pro forma net income for the third quarter of 2003 will be as stated in this press release, that CoStar’s GAAP-basis net income/loss for the third quarter of 2003 will be as stated in this press release, that CoStar’s estimated purchase amortization will be as stated in this press release, that CoStar’s sequential quarterly growth rate or earnings will continue to improve, or that CoStar will reach GAAP-basis net income during 2003. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.